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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                        Commission File Number: 0-10519


                                    BGI, INC.
             (Exact name of registrant as specified in its charter)


                             13581 Pond Springs Road
                                    Suite 105
                               Austin, Texas 78729
                                 (372) 335-0065
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                       N/A
                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i) ____                   Rule 12h-3(b)(1)(i) ____
        Rule 12g-4(a)(1)(ii)    X                  Rule 12h-3(b)(1)(ii)    X
        Rule 12g-4(a)(2)(i) ____                   Rule 12h-3(b)(2)(i) ____
        Rule 12g-4(a)(2)(ii) ____                  Rule 12h-3(b)(2)(ii) ____
                                                   Rule 15d-6 ____

Approximate number of holders of record as of the certification or notice date:
                                       382

Pursuant to the requirements of the Securities Exchange Act of 1934 BGI, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 31, 2003         BGI, INC.

                                    By:     /s/ William Schwartz
                                          -----------------------
                                          Name: William Schwartz
                                          Title:  President and Chief Executive
                                          Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.